OLD POINT FINANCIAL CORPORATION 1ST QUARTER 2004

EARNINGS RELEASE

Hampton, Virginia, April 9, 2004: Old Point Financial Corporation (Nasdaq “OPOF”) announced today first quarter 2004 earnings of $2.09 million, up by 7.2% from the $1.95 million earned in the comparable quarter in 2003. Total assets as of March 31, 2004 were $660.8 million, up 11.6% from the previous year total of $591.8 million. Net loans increased by 5.5% to $401.8 million from $381.0 million on March 31, 2003. Total deposits as of March 31, 2004 were up 9.2%, to $509.1 million from the 2003 first quarter total of $466.2 million. Basic earnings per share for the first quarter 2004 were $0.53, or $0.51 on a fully diluted basis. Annualized return on average assets (ROA) for the first quarter of 2004 is 1.30%. Return on equity (ROE) is 12.80%. “We’re starting out 2004 in great shape,” said Old Point Financial Corporation Chairman and CEO Robert F. Shuford. “Our earnings per share are up 6 percent over last year’s first quarter — that’s a good beginning for the new year.”

Old Point Financial Corporation is the parent company of Old Point National Bank, a locally owned and managed community bank serving Hampton Roads with a 16-branch network extending from Chesapeake through James City County, and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider.

www.oldpoint.com

For More Information Contact: Lani Chisman Davis, Marketing Director, 757/728-1286

Old Point Financial Corporation
Consolidated Balance Sheets

(Dollars in Thousands)

Assets
	31-Mar-04	31-Mar-03
Cash and due from banks	$ 17,201	$ 15,524
Federal Funds Sold	22,060	12,261
Cash and cash equivalents	39,261	27,785
Investments:
Securities available for sale, at market	181,161	136,475
Securities to be held to maturity	11,589	21,815
Loans, net of allowance	401,828	381,018
Foreclosed assets	48	1,244
Bank Premises and Equipment	14,260	13,214
Other Assets	12,639	10,301
Total Assets	$ 660,786	$ 591,852

Liabilities

	31-Mar-04	31-Mar-03
Noninterest-bearing deposits	$ 121,775	$ 98,377
Savings deposits	182,107	159,362
Time Deposits	205,251	208,436
Total Deposits	509,133	466,175
Federal funds purchased and securities sold	31,132	22,119
under agreement to repurchase
Federal Home Loan Bank Advances	50,000	40,000
Interest-bearing demand notes issued to the	995	725
United States Treasury and other
liabilities for borrowed money
Other liabilities	3,507	2,976

Total Liabilities	$ 594,767	$ 531,995

Stockholders' Equity
Common stock, $5.00 par value	19,951	19,720
2004 2003
Shares Authorized 10,000,000 10,000,000
Shares Outstanding 3,990,151 3,944,070
Additional paid-in capital	12,872	11,331
Retained earnings	31,410	26,979
Accumulated other comprehensive income(loss)	1,786	1,827

Total stockholders' equity	66,019	59,857

Total liabilities and stockholders' equity	$ 660,786	$ 591,852

Old Point Financial Corporation
Consolidated Statements of Earnings

	3 Months	3 Months
	Ended	Ended
	31-Mar-04	31-Mar-03

(Dollars in Thousands,
except per share amounts)

Interest Income

Interest and Fees on loans	$ 6,439	$ 6,686
Interest on federal funds sold	43	61
Interest on securities
Taxable	1,173	1,053
Exempt from Federal income tax	495	567
Dividends and interest on all other securities	31	27
Total interest on securities	1,699	1,647
Interest on trading account	0	0
Total interest income	8,181	8,394

Interest Expense

Interest on savings deposits	236	308
Interest on time deposits	1,353	1,751
Interest on federal funds purchased and	62	63
securities sold under agreement to repurchase
Interest on FHLB advances	540	493
Interest on demands note (note balances)	3	5
issued to the United States Treasury and on
other borrowed money
Total interest expense	2,194	2,620

Net Interest Income	5,987	5,774
Provision for loan losses	150	300

Net interest income after provision for	5,837	5,474
loan losses

Other Income

Income from fiduciary activities	671	551
Service charges on demand deposits	748	714
Other service charges, commissions and fees	407	310
Other operating income	170	220
Security gains(losses)	152	6
Trading account income	0	0
Total Other Income	2,148	1,801

Other Expenses

Salaries and employee benefits	3,209	2,922
Occupancy expense of bank premises	342	306
Furniture and equipment expense	401	409
Other operating expenses	1,177	1,030
Total other expenses	5,129	4,667

Income before taxes	2,856	2,609
Applicable income taxes	764	656

Net Income	$ 2,092	$ 1,953

Per Share
Based on weighted average number of common	3,983,561	3,941,222
shares outstanding
Basic Earnings per share	$ 0.53	$ 0.50
Diluted Earnings per share	$ 0.51	$ 0.48
Cash Dividends Declared	$ 0.15	$ 0.12